For Immediate Release: April 8, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Westgate II	Westgate III

Griffin Capital Essential Asset REIT II Acquires Westgate II Headquarters Building in Houston, Texas
Griffin Capital Essential Asset REIT Acquires Adjacent Headquarters Building

El Segundo, Calif. (April 8, 2015) - Griffin Capital Corporation ("Griffin Capital"), the sponsor of Griffin Capital Essential Asset REIT, Inc. ("GCEAR") and Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II") (GCEAR and GCEAR II collectively, the "REITs") announced today on behalf of the REITs the closing of the Westgate II and Westgate III buildings in Houston, Texas. The properties are located in the Park 10 Regional Business Center along the Katy Freeway in the Energy Corridor Submarket. The two buildings are newly constructed and 100% leased to Wood Group Mustang, Inc. (“Tenant”) which occupies these Class “A” properties as part of their headquarters as well as project space. Wood Group Mustang is one of three businesses of parent company John Wood Group, PLC. The seller was a partnership between Miller Global Properties, LLC and Transwestern and was represented by HFF’s Houston office.
The four-story, 186,288 square foot Westgate II property was acquired by GCEAR II and houses the Tenant’s engineering staff. The five-story, 225,518 square foot Westgate III property was acquired by GCEAR. Both leases are guaranteed by the Tenant’s parent company, John Wood Group, PLC.
Commenting on the acquisitions, Louis Sohn, Griffin Capital’s Director, Acquisitions, said, “We are excited to announce yet another acquisition for GCEAR II, and look forward to continuing to build the company's real estate portfolio with high-quality assets. We are also pleased to add Wood Group Mustang to GCEAR's sizeable roster of creditworthy, blue-chip tenants, and are particularly pleased that the REITs were able to purchase two assets that we believe are very important to the Tenant. The Tenant has been in occupancy in the Park 10 development since the Company was founded over 25 years ago.”

Michael Escalante, Griffin Capital's Chief Investment Officer and President of GCEAR II, added, “With these acquisitions, we believe that the REITs were able to capitalize on the market's over-reaction to the recent sell-off in the price of oil. We have every confidence in the long-term prospects of the Houston economy and real estate market, and on the business model and competitive position of the Tenant. Business essential assets with long-term lease duration such as the Westgate properties shield the REITs' respective portfolios from short-term market fluctuations.”

About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT sponsored by Griffin Capital Corporation (“Griffin Capital”) with a portfolio of office and industrial assets totaling approximately 247,500 rentable square feet and a total capitalization of $100.6 million. Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 33 million square feet of space since 1995. Griffin Capital and its affiliates through the end of 2014 owned, managed, sponsored and/or co-sponsored a portfolio consisting of approximately 29 million square feet of space, located in 33 states and 1.0 million square feet located in the United Kingdom, representing approximately $6.7 billion in asset value.2  Additional information about Griffin Capital is available at www.griffincapital.com.
About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT sponsored by Griffin Capital with a portfolio that currently includes 56 office and industrial distribution properties totaling approximately 13.0 million rentable square feet and total capitalization of over $2.3 billion.1
About John Wood Group, PLC and Wood Group Mustang
Wood Group Mustang provides award-winning services to the global energy industry. From concept to completion, Wood Group Mustang delivers project management, construction management, engineering and procurement services to the offshore, onshore, oil sands, pipeline, refining, chemicals, industrial and automation sectors, operating in countries throughout Africa, Asia, Europe, the Middle East, Latin America and North America.
John Wood Group, PLC is an international energy services company with over $7bn in sales, and operating in more than 50 countries. The Group is built on Core Values and has three businesses - Wood Group PSN, Wood Group Kenny and Wood Group Mustang - providing a range of engineering, production support, and maintenance management services to the oil and gas, and power generation industries worldwide.

[1] Includes the property information related to the acquisition of an 80% ownership interest in the Digital Realty joint venture.
[2] Includes Griffin-American Healthcare REIT II, Inc. (GAHR II) which merged with NorthStar Realty Finance Corporation in December 2014. Griffin Capital’s co-sponsor in GAHR II continues to manage that portfolio.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.